PROSPECTUS                                   Filing Pursuant to Rule 424(b)(3)
                                             Registration No. 333-63725

                                1,395,536 SHARES

                                  GO2NET, INC.

                                  COMMON STOCK

         This Prospectus relates to the public offering, which is not being underwritten, of up to 1,395,536 shares of Common Stock, par value $0.01 per share (the "Shares"), of go2net, Inc. ("go2net" or the "Company"), which may be offered from time to time by certain stockholders of the Company or by donees, transferees, pledgees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. Of the Shares being offered, (i) 1,238,037 Shares were originally issued by the Company in connection with the Company's acquisition of Silicon Investor, Inc., a Delaware corporation ("Silicon Investor"), by and through a merger of a wholly-owned subsidiary of go2net, Silicon Acquisition Corp. ("SAC"), with and into Silicon Investor, and (ii) 157,499 Shares were originally issued by the Company in connection with the Company's acquisition of Hypermart, Inc., a Delaware corporation ("Hypermart"), by and through a merger of a wholly-owned subsidiary of the Company, Hyper Acquisition Corp. ("HAC") with and into Hypermart. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided for in Section 4(2) thereunder. The Shares are being registered by the Company pursuant to the Agreement and Plan of Merger dated as of April 22, 1998 (the "Silicon Agreement") by and among go2net, Silicon Investor, SAC and certain shareholders of Silicon Investor and an Agreement and Plan of Merger dated as of July 31, 1998 (the "Hypermart Agreement") by and among go2net, Hypermart, HAC and the shareholders of Hypermart.

         The Shares may be offered by the Selling Stockholders from time to time in one or more transactions as described under "Plan of Distribution." To the extent required, the number of shares to be sold, the name of the Selling Stockholder(s), the purchase price, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting a compensation to such agent or broker-dealer with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Stockholder(s) from the sale of the shares offered from time to time hereby will be the purchase price of the shares sold less commissions, discounts and other compensation, if any, paid by the Selling Stockholder(s) to any agent or broker-dealer. The price at which any of the Shares may be sold, and the commissions, if any paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Stockholders" and "Plan of Distribution."

         The Company's Common Stock is listed on The Nasdaq National Market under the symbol "GNET." On September 30, 1998, the last sale price of the Company's Common Stock was $15.00 per share.
                            -------------------------

   THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3
                                     HEREOF.
                            -------------------------

         The Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, the Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. The Company and the Selling Stockholders have agreed to certain indemnification arrangements. See "Plan of Distribution."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.

                            -------------------------


                 THE DATE OF THIS PROSPECTUS IS October 1, 1998

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048 and Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. The Common Stock of the Company is listed on The Nasdaq National Market, and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, NW, Washington, D.C. 20006.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. The Company has filed the Registration Statement electronically with the Commission via the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Company intends to distribute to its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 0-22047) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus:

    (1) The Company's Annual Report on Form 10-K for the year ended September 30, 1997;

    (2) The Company's definitive Proxy Statement dated January 28, 1998, filed in connection with the Company's March 12, 1998 Annual Meeting of Stockholders;

    (3) The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997, March 31, 1998 and June 30, 1998;

    (4) The Company's Current Reports on Form 8-K and 8-K/A, filed with the Commission on July 6, 1998, August 13, 1998 and September 18, 1998; and

    (5) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on April 10, 1997.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus, to the extent required, and to be a part of this Prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be submitted in writing to Investor Relations, go2net, Inc., 999 Third Avenue, Suite 4700, Seattle, Washington 98104 or by telephone at (206) 447-1595.

                                   THE COMPANY

         go2net, Inc. (http://www.go2net.com) offers a network of technology and community-driven Web sites focused on the following categories: personal finance, search, commerce and games. go2net's properties include: Silicon Investor (http://www.techstocks.com), the Web's leading financial discussion site; StockSite (http://www.stocksite.com), which offers proprietary articles, portfolio tracking tools, company research and news relating to business and finance; MetaCrawler (http://www.metacrawler.com), a search/index guide that combines various existing search/index guides into one service (a "metasearch engine"); Hypermart (http://www.hypermart.net), the Web's leading provider of free business hosting services; WebMarket (http://www.webmarket.com), a one-stop comparison shopping service; and Playsite (http://www.playsite.com), a Java-based multiplayer online games site. The Company's go2net Labs division develops innovative technologies for use on the go2net sites and for licensing to other Internet companies.

         The Company is a Delaware corporation incorporated in February 1996. The Company's principal executive offices are located at 999 Third Avenue, Suite 4700, Seattle, Washington 98104, and its telephone number is (206) 447- 1595.

                                  RISK FACTORS

         The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing the Common Stock offered hereby. This Prospectus (including the documents incorporated by reference herein) may include forward-looking statements that involve risks and uncertainties. In addition to those risk factors discussed elsewhere in this Prospectus, the Company identifies the following risk factors which could affect the Company's actual results and cause actual results to differ materially from those in the forward-looking statements.

         Limited Operating History; Accumulated Deficit; No Assurance of Profitability. The Company was incorporated in February 1996 and for the nine months ended June 30, 1998 generated $2,875,640 in revenues. The Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company anticipates that advertising revenues from the Company's Internet sites will constitute a significant portion of the Company's revenues during the foreseeable future. The Company believes that its success will depend upon its ability to generate revenues from advertising and subscription fees from its Internet sites, which cannot be assured. The Company's ability to generate revenues is subject to substantial uncertainty. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by emerging growth companies in general, and specifically with respect to the new and rapidly evolving market for Internet-based products and services. To address these risks, the Company must, among other things, effectively establish, develop and maintain relationships with advertising customers, advertising agencies and other third parties, enter into distribution relationships and strategic alliances to drive traffic to its Websites, provide original and compelling products and services to Internet users, develop and upgrade its technology, effectively respond to competitive developments, attract new qualified personnel and retain existing qualified personnel. There can be no assurance that the Company will succeed in addressing such risks and the failure to do so would have a material adverse effect on the Company's business, financial condition and operating results. Additionally, the Company's lack of an extensive operating history makes prediction of future operating results difficult. Accordingly, there can be no assurance that the Company will be able to generate significant revenues or that the Company will achieve, or maintain, profitability or generate revenues from operations in the future. Since inception, the Company has incurred significant losses and, as of June 30,1998, had an accumulated deficit of $4,450,297. The Company currently intends to increase substantially its operating expenses in order to, among other things, expand and improve its Internet operations, fund increased advertising and marketing efforts, expand and improve its Internet user support capabilities and develop new Internet technologies, products and services.

         Unpredictability of Future Revenues; Potential Fluctuations in Quarterly Operating Results. As a result of the Company's limited operating history and the emerging nature of the Internet, including Internet-based advertising, subscription services and electronic commerce, the Company is unable to forecast its expenses and revenues accurately. The Company believes that due primarily to the relatively brief time the Internet has been available to the general public, there has not yet been developed, implemented and demonstrated a commercially viable business model from which to successfully operate any form of Internet-based product and/or service business. The Company's current and future estimated expense levels are based largely on its estimates of future revenues and may increase because many of its significant operating expenses are either fixed, such as rent for office space, or subject to likely increases. Few, if any, of the Company's operating expenses can be quickly or easily reduced, such as the laying off of personnel, in a manner which would not cause a material adverse effect to the Company's business, financial condition and operating results.

In addition, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected expenditures; and a shortfall in actual revenues as compared to estimated revenues would have an immediate material adverse effect on the Company's business, financial condition and operating results.

         The Company's quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of the Company's control. For example, the Company believes that advertising sales in traditional media are generally lower in the first and third calendar quarters of each year than in the second and fourth quarters and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the Internet is accepted as an advertising medium, seasonality and cyclicality in the level of advertising expenditures generally could become more pronounced for Internet-based advertising. Seasonality and cyclicality in advertising expenditures generally, or with respect to Internet-based advertising specifically, could have a material adverse effect on the Company's business, financial condition and operating results. Other factors that may adversely affect the Company's quarterly operating results include the level of use of the Internet, demand for advertising, seasonal trends in both Internet use and advertising placements, the addition or loss of advertisers, advertising budgeting cycles of individual advertisers, the level of use of the Company's Internet sites, the amount and timing of capital expenditures and other costs relating to the development, operation and expansion of the Company's Internet operations, the introduction of new Internet sites, products and services by the Company or its competitors, price competition or pricing changes in the industry, technical difficulties or system failures, general economic conditions and economic conditions specific to the Internet and Internet media. In seeking to effectively execute its operating strategy, the Company may elect from time to time to make certain advertising and marketing or acquisition decisions that could have a material adverse effect on the Company's business, financial condition and operating results. The Company believes that period to period comparisons of its operating results are not meaningful and should not be relied upon for an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarters, the Company's operating results may be below the expectations of public market analysts and stockholders. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

         Dependence on Advertising Revenues; Risks Related to Sponsorships. The Company expects to derive a significant portion of its revenues in the foreseeable future from the sale of advertising on its Internet sites. For the nine months ended June 30, 1998, the Company generated $2,875,640 in revenues, of which approximately 67% of revenues were attributable to advertising. Many of the Company's relationships with advertisers are terminable within a short period of time. Consequently, the Company's advertising customers may move their advertising to competing Internet sites, or from the Internet to traditional media, quickly and at relatively low costs, thereby increasing the Company's exposure to competing pressures and fluctuations in revenues and operating results. In selling Internet-based advertising, the Company will likely depend on advertising agencies, which exercise substantial control over the placement of advertising for their clients. The Company's success will depend on its ability to convince advertisers and advertising agencies of the benefits of advertising on the Company's Internet sites, and on its ability to retain, broaden and diversify its future base of advertising customers. In order to generate significant advertising revenues, the Company will depend on the development of a larger base of users of the Company's Internet sites possessing demographic characteristics attractive to advertisers. If the Company is unable to attract and retain paying advertising customers or is forced to offer lower than anticipated advertising rates in order to attract and/or retain advertising customers, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.

         The Company has recently entered into sponsorship arrangements with third parties to provide sponsored services and placements on the Company's Websites in addition to traditional banner advertising. In connection with these arrangements, the Company may receive sponsorship fees as well as a portion of transaction revenues received by such third party sponsors from users originated through the Company's Websites, in return for minimum levels of user impressions or "click throughs" to be provided by the Company. To the extent implemented, these arrangements expose the Company to potentially significant financial risks, including the risk that the Company fails to deliver required minimum levels of user impressions or click throughs (in which case, these agreements typically provide for adjustments to the fees payable thereunder or "make good" periods) and that third party sponsors do not renew the agreements at the end of their terms. Certain of these arrangements also require the Company to integrate sponsors' content with the Company's services, which requires the dedication of resources and significant programming and design efforts to accomplish. There can be no assurance that the Company will be able to attract additional sponsors or that it will be able to renew existing sponsorship arrangements when they expire. In addition, the Company has granted exclusivity provisions to certain of its sponsors, and may in the future grant additional exclusivity provisions. Such exclusivity provisions may have the effect of preventing the Company, for the duration of such exclusivity arrangements, from accepting advertising or sponsorship arrangements within a particular subject matter in the Company's Websites or across the Company's entire service. The inability of the Company to enter into further sponsorships or advertising arrangements as a result of its exclusivity arrangements could have a material adverse effect on the Company's business, financial condition and operating results.

         Uncertain Acceptance of the Internet as an Advertising Medium; Lack of Measurement Standards. Use of the Internet by consumers is at a very early stage of development and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. The Company believes that its success depends upon its ability to obtain significant revenues from its Internet operations, which will require the development and acceptance of the Internet as an advertising medium. The Company believes that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and neither advertisers nor advertising agencies have devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for the Company to generate advertising revenues, advertisers and advertising agencies must direct a portion of their budgets to the Internet as a whole, and specifically to the Company's Internet sites. There can be no assurance that advertisers or advertising agencies will be persuaded, or able, to allocate or continue to allocate portions of their budgets to Internet-based advertising, or if so persuaded or able, that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio, or in any event decide to advertise on the Company's Internet sites. Moreover, there can be no assurance that the Internet advertising market will develop as an attractive and sustainable medium, that the Company will achieve market acceptance of its products or that the Company will be able to execute its business strategy successfully.

         Acceptance of the Internet among advertisers and advertising agencies will also depend on the level of use of the Internet by consumers, which is highly uncertain, and on the acceptance of the alternative new model of conducting business and exchanging information presented by the Internet. Advertisers and advertising agencies that have invested resources in traditional methods of advertising may be reluctant to modify their media buying behavior or their systems and infrastructure to use Internet-based advertising. Furthermore, no standards to measure the effectiveness of Internetbased advertising have yet gained widespread acceptance, and there can be no assurance that such standards will be adopted or adopted broadly enough to support widespread acceptance of Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.

         Uncertain Acceptance of the Company's Internet Products and Services. The Company's commercial viability depends in large part upon its ability to develop and provide on the Internet original and compelling products and services that will successfully attract and retain users with demographic characteristics valuable to the various advertisers and advertising agencies the Company is targeting and to charge users a subscription fee for access to certain portions of such products and services, such as Silicon Investor. There can be no assurance that the Company's products and services will be attractive enough to a sufficient number of Internet users to generate advertising revenues or to allow the charging of a subscription fee for certain portions thereof. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its Internet sites within the demographics desirable to advertisers and advertising agencies or those users who are otherwise willing to pay to access certain portions of the Company's products and services. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competitive products and services, making it difficult for the Company to distinguish its product offerings and attract users. In addition, many other Internet sites offer very specific, highly targeted products and services that may have greater appeal than the products and services offered on the Company's Internet sites. In addition, users of the Internet who do not use the most recent browser or operating platform software will have greater difficulty in accessing and navigating the Company's Internet sites than would users who use the most recent versions of such software. Such difficulty could cause Internet users to cease using the Company's Internet sites. If the Company is unable to develop original and compelling Internet-based products and services in a manner that allows it to attract, retain and expand a loyal user base desirable to advertisers and advertising agencies or Internet users who are willing to pay to access certain portions of such Internet-based products and services, then the Company will be unable to generate sufficient advertising or subscription revenues, and its business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.

         Competition. The Company competes with other Internet sites for the time and attention of consumers and for advertising and subscription revenues. Competition among Internet sites is intense and is expected to increase significantly in the future. The Company's Internet sites compete against a variety of companies that provide similar offerings through one or more media, such as print, radio, television and the Internet. To compete successfully, the Company must develop and deliver popular, original, entertaining, informative and compelling product offerings to attract Internet users and to support advertising and subscription fees. In the Company's areas of focus of search, games, discussion communities, business and finance, free Web site hosting services and comparison shopping, the Company competes with various companies and Internet sites, such as America OnLine, Inc., c/net, Inc., Yahoo! Inc., Excite, Inc., Infoseek Corporation,
Lycos, Inc., Microsoft Corporation, Netscape Communications Corporation, SportsLine USA, Inc., Wired Ventures, Inc., GeoCities Corporation and Xoom, Inc. Many, if not all, of these competitors also offer a wider range of products and services than does the Company, which products and services may be sufficiently attractive to Internet users to attract users to their services and, consequently, dissuade them from accessing the Company's Internet sites. If the Company is unable to continue to attract a significant number of Internet users to its Internet sites, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.

         Low Barriers to Entry. The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. In addition, the Company competes for the time and attention of Internet users with thousands of non-profit Internet sites operated by, among other persons, individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, the Company expects competition to persist and intensify and the number of competitors to increase significantly in the future. Should the Company seek in the future to attempt to expand the scope of its Internet sites and product offerings, it will compete with a greater number of Internet sites and other companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive products and services in the future. There can be no assurance that the Company's Internet sites will compete successfully.

         Competitive Factors. The Company believes that the competitive factors attracting Internet users include, among others, the quality of presentation and the relevance, timeliness, depth and breadth of information and services offered by the Company. With respect to attracting advertisers and advertising agencies, the Company believes that the competitive factors include, among others, the number of users accessing the Company's Internet sites, the demographics of such user base, the Company's ability to deliver focused and compelling advertising and interactivity through its Internet sites and the overall cost effectiveness and value of advertising offered by the Company. In addition, the success of the Company's business strategy depends on the sale of future Internet advertising at premium prices, based in part on the demographic characteristics of the Company's Internet users. With respect to attracting subscription-based users in the future, the Company believes that the competitive factors include, among others, the quality, uniqueness and usefulness of the products and services provided, the price charged for such products and services and the cost and accessibility of similar products and services through the Internet or competing media. Given the intense competition among Internet sites and other media, there can be no assurance that the Company will be able to compete successfully with respect to any of these factors.

         Strength of Competitors. Many, if not all, of the Company's current and potential competitors have significantly greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, and greater experience than the Company; and also have established relationships with more advertisers and advertising agencies. Many, if not all, of such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internetbased products and services than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, financial condition and operating results. In addition, in response to competitive pressures, the Company may make certain pricing, business development and/or marketing decisions, or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, financial condition and operating results.

         Uncertain Acceptance and Maintenance of the go2net Brand. The Company believes that establishing and maintaining the go2net brand is a critical aspect of its efforts to attract an Internet audience and that the importance of brand recognition will increase due to the anticipated increase in the number of
Internet sites and the relatively low barriers to entry to providing Internet-based products and services. Promoting the go2net brand name will depend on the Company's ability to develop and deliver original and compelling Internet-based products and services, which it cannot assure. If Internet users do not perceive the Company's Internet sites to be of sufficient interest and usefulness, the Company will be unsuccessful in promoting and maintaining its brand. To the extent the Company chooses in the future to seek to expand the focus of its operations beyond providing its current Internet sites, the Company risks diluting its brand, confusing users and advertisers, and decreasing the attractiveness of its audience to advertisers. In order to attract and retain Internet users and to promote and maintain the go2net brand in response to competitive pressures, the Company may find it necessary to increase its budget for developing its products and services or otherwise to increase substantially its financial commitment to creating and maintaining a distinct brand loyalty among users. If the Company is unable to provide Internet-based products and services as described herein or otherwise fails to promote and maintain the go2net brand, or the Company incurs significant expenses in an attempt to improve its products and services or promote and maintain its brand, the Company's business, financial condition and operating results will be materially adversely affected and the Company may cease to be a commercially viable enterprise.

         Expansion of Operations and Managing Potential Growth. Since its inception, the Company has grown rapidly and as of June 30, 1998 had 53 full-time employees and seven independent contractors. This growth has placed, and is expected to continue to place, a significant strain on the Company's management, physical and capital resources. It is expected that the Company will need to hire additional key personnel in order to fully implement its business strategy. No assurance can be given as to whether, when, if ever, and under what terms the Company will be able to attract such new personnel. In order to manage such growth successfully, the Company will be required to, among other things, implement and manage its operational and financial systems on a timely basis and to train, manage and expand its growing employee base. Further, the Company's management will be required to successfully maintain relationships with various advertising customers, advertising agencies, other Internet sites and services, Internet service providers and other third parties and to maintain control over the strategic direction of the Company in a rapidly changing marketplace. There can be no assurance that the Company's current personnel, systems, procedures and quality and accounting controls will be adequate to support the Company's future operations, that management will be able to identify, hire, train, motivate or manage needed and qualified personnel, or that management will be able to identify and exploit existing and potential opportunities. If the Company is unable to effectively manage growth, the Company's business, financial condition and operating results will be materially adversely affected.

         Need for Additional Capital to Finance Growth and Capital Requirements. The Company expects to seek to enhance and expand its Internet sites in order to improve its competitive position and meet the increasing demands for quality Internet-based products and services and competitive advertising and subscription pricing. The Company's ability to grow will depend in part on the Company's ability to expand and improve its Internet operations, expand its advertising and marketing efforts, expand and improve its Internet user support capabilities and develop new Internet technologies, products and services. In connection therewith, the Company may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, the Company may need to raise additional funds in order to avail itself to unanticipated opportunities (such as more rapid expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of the Company's Internet-based products and services) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's then existing stockholders would be reduced, stockholders may experience additional and significant dilution and such equity securities may have rights, preferences or privileges senior to those of the holders of Common Stock. There can be no assurance that additional financing will be available on terms acceptable to the Company or at all. If adequate funds are not available or are not available on terms acceptable to the Company, the Company may be unable to implement its business, sales or marketing plan, respond to competitive forces or take advantage of perceived business opportunities, which could have a material adverse effect in the Company's business, financial condition and operating results.

         Dependence on Key Personnel. The Company's performance is substantially dependent on the continued services of Russell C. Horowitz, John Keister and the other members of its management team, as well as on the Company's ability to retain and motivate its officers and key employees. Each of Messrs. Horowitz and Keister has entered into employment agreements with the Company. The Company maintains a $5,000,000 "key man" life insurance policy on the life of Mr.
Keister and a $10,000,000 "key man" life insurance policy on the life of Mr. Horowitz. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. The development of technologies, products and services for the Company's Internet sites requires the services of highly skilled employees and independent contractors. The number of such personnel available is extremely limited and competition for such personnel among Internet and other companies is intense. There can be no assurance that the Company will be able to retain its existing employees and independent contractors or that it will be able to attract, assimilate or retain sufficiently qualified personnel in the future. The inability to attract and retain the necessary technical, managerial, design, editorial, sales and marketing personnel could have a material adverse effect on the Company's business, financial condition and operating results.

         Limited Experience in Sales and Marketing of Advertising. None of the Company's senior management team has any significant experience in selling advertising on the Internet or any other medium, and few members of the Company's senior management team have any significant experience in the Internet industry. Achieving acceptance by potential advertisers and advertising agencies of the Company's Internet sites as a viable marketing forum will require the Company to develop and maintain relationships with key advertisers and advertising agencies, and there can be no assurance that any such relationships will be developed, on a timely basis or at all.

         Dependence on Third Parties for Internet Operations and Content Development. The Company believes that the ability to advertise its Internet sites on other Internet sites and the willingness of the owners and operators of such sites to direct users to the Company's Internet sites through hypertext links are critical to the success of the Company's Internet operations. Other Internet sites, particularly search/index guides and other companies with strategic ability to direct user traffic, significantly affect traffic to the Company's Internet sites. There can be no assurance that the Company will establish or maintain such arrangements in the future. In addition, the Company relies on the cooperation of owners and operators of Internet sites and search/index guides in connection with the operation of the MetaCrawler Service. There can be no assurance that such cooperation will continue to be available on terms acceptable to the Company or at all. The inability of the Company to include third-party search/index guides in the MetaCrawler Service could result in the decrease in use of the MetaCrawler Service, which would have a material, adverse effect on the Company's business, financial condition and operating results. The Company's ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with and using products provided by third-party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If the Company is unable to develop and maintain satisfactory, relationships with such third parties on terms acceptable to the Company, or if the Company's competitors are better able to leverage such relationships, the Company's business, financial condition and operating results will be materially adversely affected. In these efforts, the Company has relied, and will continue to rely substantially, on the product and service development efforts of third parties. For example, the Company relies on S&P Comstock, Dow Jones & Company. Inc., New York Stock
Exchange, Inc., The Nasdaq Stock Market, Inc., News Alert, Junglee, Edgar Online, Reuters and Market Guide, Inc. to provide a significant portion of the information included on the Company's Internet sites. There can be no assurance the Company will maintain these relationships in the future. Any failure of these third parties to provide this information to the Company could have a material adverse effect on the Company's business, financial condition and operating results.

         Dependence on Continued Growth in the Use of the Internet. Rapid growth in the use of and interest in the Internet is a recent phenomenon, and there can be no assurance that acceptance and use of the Internet will continue to develop or that a sufficient base of users will emerge to support the Company's business. Revenues from the Company's Internet operations will depend largely on the widespread acceptance and use of the Internet as a source of information and entertainment and as a vehicle for commerce in goods and services. The Internet may not be accepted as a viable commercial medium for a number of reasons, including potentially inadequate development of the necessary infrastructure, lack of timely development of enabling technologies or lack of commercial support for Internet-based advertising. To the extent that the Internet continues to experience an increase in users, an increase in frequency of use or an increase in the bandwidth requirements of users, there can be no assurance that the Internet infrastructure will be able to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased government regulation. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and could adversely affect use of the Internet generally and of the Company's Internet sites in particular. If use of the Internet does not continue to grow or grows more slowly than expected, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, financial condition and operating results would be materially adversely affected.

         Dependence on the MetaCrawler License. The Company and Netbot entered into a License Agreement (the "MetaCrawler License Agreement") pursuant to which Netbot, Inc. ("Netbot") has granted the Company an exclusive (subject to certain limited exceptions), worldwide license to provide the MetaCrawler Service. Netbot was acquired by Excite, Inc. in November 1997. As part of the MetaCrawler License Agreement, the Company has the exclusive right to operate, modify and reproduce the MetaCrawler Service (including, without limitation, the exclusive right to use, modify and reproduce the name "MetaCrawler" and the MetaCrawler URL in connection with the operation of the MetaCrawler Service). Netbot has licensed the MetaCrawler Service and the other intellectual property rights associated therewith from UW on an exclusive basis. The license has been granted to the Company by Netbot on an exclusive basis, but Netbot has reserved the right to use, modify, reproduce and license the MetaCrawler search engine for any purpose other than the provision of the MetaCrawler Service and the license is subject to the rights of UW to use, modify and reproduce the MetaCrawler search engine and derivatives of the MetaCrawler site to operate Internet sites for internal purposes within the UW domain and to use, modify and reproduce any of the licensed technologies for research, instructional and academic purposes. The search technology underlying the MetaCrawler Service and the MetaCrawler trademark is licensed to or owned by Netbot and sublicensed to the Company pursuant to the MetaCrawler License Agreement. A substantial portion of the traffic to the Company's Internet sites is currently derived from users of the MetaCrawler Service. Although the MetaCrawler License Agreement may be terminated by Netbot only upon a material default by the Company thereunder, the termination of the MetaCrawler License Agreement could have a material adverse effect on the Company's business, financial condition and operating results. Moreover, the termination of the License Agreement between UW and Netbot relating to Netbot's license of the MetaCrawler Service would result in the inability of the Company to continue to provide the MetaCrawler Service under the MetaCrawler License Agreement, which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, any failure by the Company to continue to provide the MetaCrawler Service for any reason could have a material adverse effect on the Company's business, financial condition and operating results.

         Risks of New Business Areas. The long-term success of the Company's business strategy will depend to a significant extent on the Company's ability to expand operations beyond solely relying on Internet-based advertising revenues into areas such as subscription-based products and services and electronic commerce, in addition to successfully developing new Internet sites and enhancing existing ones. There can be no assurance that the Company will be able to expand into such areas, develop and launch any new Internet sites or enhance existing ones. In addition, expansion into new business areas and new Internet sites may bring the Company into direct competition with new competitors. Any expansion of product offerings or operations, or new Internet sites developed and launched by the Company that are not favorably received by Internet users could damage the Company's reputation or the go2net brand. Expansion into new business areas or the development and launching of new Internet sites will also require significant additional expenses and programming and other resources and will strain the Company's management, financial and operational resources. Furthermore, any expansion of business areas and the developing and launching of new Internet sites, as well as the enhancement of the Company's existing Internet sites, will necessarily rely on untested business models. To date, the Company has generated limited revenues from Internet-based advertising, and there can be no assurance that the Company will be able to generate revenues from these sources in the future. The Company's failure to expand its business operations or develop and launch new Internet sites in a cost effective and timely manner could have a material adverse effect on the Company's business, financial condition and operating results.

         From time to time, the Company may entertain new business opportunities and ventures in a broad range of areas. For example, the Company has acquired Silicon Investor and Hypermart. Typically, such opportunities require extended negotiations, the outcome of which cannot be predicted. If the Company were to enter into such a venture, the Company could be required to invest a substantial amount of capital, which could have a material adverse effect on the Company's financial condition and its ability to implement its existing business strategy. Such an investment could also result in large and prolonged operating losses for the Company. Further, such negotiations or ventures could place additional, substantial burdens on the Company's management personnel and its financial and operational systems. There can be no assurance that such a venture would ever achieve profitability, and a failure by the Company to recover the substantial investment required to launch and operate such a venture would have a material adverse effect on the Company's business, financial condition and operating results.

         Risks of Technological Change. The market for Internet-based products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its Internet-based products and services, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Internet sites and services and could fundamentally affect the character, viability and frequency of Internet-based advertising, either of which could have a material adverse effect on the Company's business, financial condition and operating results. In addition, new Internet-based products, services or enhancements offered by the Company may contain design flaws or other defects that could require costly modifications or result in a loss of consumer confidence, either of which could have a material adverse effect on the Company's business, financial condition and operating results.

         Capacity Constraints and System Disruptions. The satisfactory performance, reliability and availability of the Company's Internet sites and its computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. The Company's Internet-based advertising revenues will be directly related to the number of advertisement impressions delivered by the Company. System interruptions that result in the unavailability of the Company's Internet sites or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of the Company's Internet sites to users and advertisers. The Company may experience periodic systems interruptions from time to time in the future. Additionally, any substantial increase in traffic on the Company's Internet sites may require the Company to expand and adapt its computer network infrastructure. The Company's inability to add additional computer software, hardware and bandwidth to accommodate increased use of its Internet sites may cause unanticipated system disruptions and result in slower response times. There can be no assurance that the Company will be able to expand its computer network infrastructure on a timely basis to meet increased use. Any system interruptions or slower response times resulting from the foregoing factors could have a material adverse effect on the Company's business, financial condition and operating results. The Company is dependent on third parties for uninterrupted Internet access. In addition, the Company is dependent on various third parties for substantially all of its news and information. Loss of such services from any one or more of such third parties may have a material adverse effect on the Company's business, financial condition and operating results. No assurance can be given as to whether, or on what terms, the Company would be able to obtain such services from other third parties in the event of the loss of any of such services.

         The Company's Internet operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond the Company's control. There can be no assurance that interruptions in service will not materially adversely affect the Company's operations in the future. While the Company carries business interruption insurance to compensate the Company for losses that may occur, there can be no assurance that such insurance will be sufficient to provide for all losses or damages incurred by the Company.

         Liability for Internet Content; Government Regulations. As a publisher and a distributor of content over the Internet, the Company faces potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that it publishes or distributes. In addition, the Company could be exposed to liability with respect to the content or unauthorized duplication of material indexed in its search services. Although the Company carries liability insurance, the Company's insurance may not cover potential claims of this type or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and operating results. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that new laws and regulations will be adopted covering issues such as, among other things, access, obscene or indecent communications and the pricing, characteristics and quality of Internet products and services. As a provider of Internet-based products and services, the Company is subject to the provisions of existing and future federal and local legislation that could be applied to the Company's operation. Such legislation could also dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium, and could, thereby, have a material adverse effect on the Company's business, financial condition and operating results.

         Liability for Information Retrieved From the Internet. Materials may be printed from or downloaded into users' computers from the Internet-based services provided by the Company or from the Internet access or information providers with which the Company has a relationship. Given that materials may be subsequently distributed to third parties, without the Company's knowledge or consent, there is a potential that claims will be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such claims have been brought, and successfully pressed, against Internet-based services in the past. Although the Company carries liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage would have a material adverse effect on the Company's business, financial condition and operating results.

         Security Risks. The Company has instituted certain security measures designed to protect its Internet sites and other operations from unauthorized use and access. Such measures cannot guarantee complete security, however, and a party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's Internet operations. The Company may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that activities of the Company or any third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose the Company to a risk of loss or litigation and possible liability.

There can be no assurance that contractual provisions attempting to limit the Company's liability in such areas will be successful or enforceable, or that parties will accept such contractual provisions as part of the Company's agreements.

         Dependence on Licensed Technology; Protection of Intellectual Property. The Company is dependent upon obtaining existing technology related to its operations. To the extent new technological developments are unavailable to the Company on terms acceptable to it or if at all, the Company may be unable to continue to execute its business plan and its business, financial condition and operating results would be materially adversely affected. The success of the Company is dependent upon its ability to protect and leverage the value, if any, of its original Internet technologies, software, content and its trademarks, trade names, service marks, domain names and other proprietary rights it either currently has or may have in the future. The Company has filed service marks for its logo and name, as well as for the names of each of its sites. In addition, given the uncertain application of existing copyright and trademark laws to the Internet, there can be no assurance that existing laws will provide adequate protection for the Company's technologies, sites or domain names. Policing unauthorized use of the Company's technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given, among other things, the global nature of the Internet. From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by the Company or its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition and operating results.

         Risks Associated with Potential Acquisitions and Investments. The Company has, and may in the future, pursue acquisitions of companies, technologies or assets that complement the Company's business. For example, the Company has recently acquired Silicon Investor and Hypermart. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. Acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns along with the risks involved in entering markets in which the Company has little or no experience. Problems with an acquired business could have a material adverse effect on the performance of the Company as a whole. The Company has, and may in the future, make investments in companies involved in the development of technologies or services that are complementary or related to the Company's operations.

         The acquisitions of Silicon Investor and Hypermart involve a number of risks which could adversely affect the Company's business, results of operations and financial condition. For example, the assimilation of the operations of Silicon Investor and Hypermart with the Company's operations will require, among other things, the integration of Web sites and services, coordination of research and development and sales and marketing efforts of the sites and services. Also, the assumption of liabilities and costs associated with the relocation of employees, as well as the distraction of the Company's management from the day-to-day business of the Company could adversely affect the Company's business or results of operations. There can be no assurance that any future acquisition, if consummated, would not have a material adverse effect on the Company's business, results of operations and financial condition.

         Susceptibility to General Economic Conditions. The Company's business, financial condition and operating results will be subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession, however slight, then the Company expects that business entities, including the Company's advertisers and potential advertisers, could substantially and immediately reduce their advertising and marketing budgets. In addition, the Company's ability to charge subscription fees for access to certain portions of its Internet sites or to engage in commerce via the Internet would be adversely affected, thereby resulting in a material adverse effect on the Company's business, financial condition and operating results.

         Volatility of Stock Price. The price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to a number of events and factors such as quarterly variations in results of operations, announcements of new technological innovations or new products and media properties by the Company or its competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company, and news relating to trends in the

Company's markets. In addition, the stock market in general, and the market prices for Intemet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of the Company's Common Stock, regardless of the Company's operating performance.

         Year 2000 Compliance. The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. The Company has completed its review of the potential impact of year 2000 issues and does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. Failure of the Company or its software providers to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of Shares that each such Selling Stockholder owns as of such date, the number of Shares owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of Shares to be held by each such Selling Stockholder assuming the sale of all of the Shares offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office (other than a non-officer employment relationship) or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                       SHARES                                               SHARES
                                                    BENEFICIALLY                                         BENEFICIALLY
                                                      OWNED(1)(2)               SHARES WHICH             OWNED AFTER
                                                  PRIOR TO OFFERING             MAY BE SOLD             OFFERING(1)(2)(3)
                                                                                PURSUANT TO             -------------------------
SELLING STOCKHOLDER                              NUMBER       PERCENT           THIS PROSPECTUS(2)     NUMBER       PERCENT

Former Silicon Investor Stockholders

James Lee Brock                                    3,967         *                      3,967              -           -

Barry Dryer                                       59,785        1.01%                  59,785              -           -

Brad Dryer                                       567,964        9.61                  567,964              -           -

Jeffrey Dryer                                    567,964        9.61                  567,964              -           -

Michael Gruber                                     1,195         *                      1,195              -           -

Ariel Poler                                        4,150         *                      4.150              -           -

VLG Investments 1996                              29,585         *                     29,585              -           -

CNA Trust, TTEE FBO
Venture Law Group 401(k) Plan                      3,697         *                      3,697              -           -


Former Hypermart Stockholders

Brian Atkins                                      54,334         *                     54,334              -           -

Allen Graber                                      53,646         *                     53,646              -           -

Michael McDermott                                 44,705         *                     44,705              -           -

Bruce Atkins and
Donna Atkins, jointly                              4,814         *                      4,814              -           -

                                                            6   - 14 -


*   Less than 1.0%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Includes an aggregate of 92,849 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Silicon Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Silicon Escrowed Shares"). Each Selling Stockholder which is a former stockholder of Silicon Investor has deposited approximately 7.5% of his shares in the escrow. The Silicon Escrowed Shares will be released from escrow on June 23, 1999 only to the extent that no claims have been made against the Silicon Escrowed Shares. The Silicon Escrowed Shares may not be sold by the Selling Stockholders prior to June 23, 1999, except as otherwise provided in the Escrow Agreement.

         Also includes an aggregate of 15,748 shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Hypermart Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Hypermart Escrowed Shares"). Each Selling Stockholder which is a former stockholder of Hypermart has deposited approximately 10% of his shares in the escrow. The Hypermart Escrowed Shares will be released from escrow on August 3, 1999 only to the extent that no claims have been made against the Hypermart Escrowed Shares. The Hypermart Escrowed Shares may not be sold by the Selling Stockholders prior to August 3, 1999, except as otherwise provided in the Escrow Agreement.

(3) Assumes that each Selling Stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the Selling Stockholders will sell all or any of the Shares offered hereunder.

                              PLAN OF DISTRIBUTION

         The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders, including donees, transferees, pledgees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may sell the Shares being offered hereby on The Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of The Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell the Company's Common Stock short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers, dealers or agents engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Company has advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. There can be no assurance that the Selling Stockholders will sell all or any of the Shares.

         The Company has agreed with certain of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of June 23, 2001 and the date on which the Shares may be sold in accordance with Rule 144(k). The Company intends to de-register any of the Shares not sold by the Selling Stockholders at the end of such period; however, it is anticipated that at such time any unsold shares may be freely tradeable subject to compliance with Rule 144 of the Securities Act.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts, counsel to the Company. Michael J. Riccio, Jr., a shareholder of Hutchins, Wheeler & Dittmar, is a director of the Company and owns 15,000 shares of Common Stock and options to purchase 25,000 shares of Common Stock.

                                     EXPERTS

         The financial statements of go2net, Inc. appearing in go2net Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1997 and the consolidated supplemental financial statements of go2net, Inc. appearing in go2net Inc.'s, Current Report on Form 8-K filed with the Commission on September 18, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements and supplemental consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                TABLE OF CONTENTS                           GO2NET, INC.

                                              PAGE        1,395,536 SHARES

                                                                OF
Available Information.........................    2
Incorporation of Certain Documents                         COMMON STOCK
    By Reference..............................    2
The Company...................................    4          PROSPECTUS
Risk Factors..................................    4
Use of Proceeds...............................   14       OCTOBER 1, 1998
Selling Stockholders..........................   14
Plan of Distribution..........................   16
Legal Matters.................................   17
Experts.......................................   17